Exhibit 99.1

Investor Contact:

Tom Schuler

(317) 822-5681

tschuler@braunconsult.com

BRAUN STOCKHOLDERS APPROVE MERGER WITH

FAIR ISAAC CORPORATION

Chicago, Illinois (November 10, 2004) — Braun Consulting, Inc. (NASDAQ: BRNC), a marketing strategy and technology consulting firm, today announced that more than its requisite majority of common stockholders have approved Braun’s merger with Fair Isaac Corporation (NYSE: FIC). The merger was completed immediately following the approval by the common stockholders, and the company became a wholly-owned subsidiary of Fair Isaac.

Under terms of the merger, Braun stockholders will receive $2.34 in cash for each share of Braun. The trading of Braun common stock on Nasdaq will cease before the opening of the market on November 11, 2004.

Robert W. Baird & Co. served as financial advisor to Braun on this transaction.

About Braun Consulting

Braun Consulting, Inc. (NASDAQ: BRNC) is a professional services firm delivering customer-focused business solutions to Fortune 1000 and middle market companies. Braun Consulting combines cutting-edge business intelligence and CRM/eCRM technologies with business strategy to help clients optimize customer value. Founded in 1993, Chicago-based Braun Consulting has five offices throughout the U.S. Braun Consulting maintains strategic alliances with top developers of enterprise applications, including BEA Systems, Microsoft, Oracle, Unica, Siebel, Business Objects, Documentum, and others. Additional information about Braun Consulting is available at www.braunconsult.com.

About Fair Isaac

Fair Isaac Corporation (NYSE: FIC) is the preeminent provider of creative analytics that unlock value for people, businesses and industries. The company’s predictive modeling, decision analysis, intelligence management, decision management systems and consulting services power billions of mission-critical customer decisions a year. Founded in 1956, Fair Isaac helps thousands of companies in over 60 countries acquire customers more efficiently, increase customer value, reduce fraud and credit losses, lower operating expenses and enter new markets more profitably. Most leading banks and credit card issuers rely on Fair Isaac solutions, as do insurers, retailers, telecommunications providers, healthcare organizations, and government agencies. Through the www.myfico.com Web site, consumers use the company’s FICO® scores, the standard measure of credit risk, to manage their financial health. For more information, visit www.fairisaac.com.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks regarding the costs and difficulties related to the integration of acquired businesses, risks regarding employee relations and other risks concerning Fair Isaac and Braun and their respective operations that are detailed in the periodic filings with the SEC of Fair Isaac and Braun, including their most recent filings on Form 10-K and Form 10-Q. Forward-looking statements should be considered with caution. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Fair Isaac’s and Braun’s results could differ materially from Fair Isaac’s and Braun’s expectations in these statements. Fair Isaac and Braun disclaim any intent or obligation to update these forward-looking statements.